QuickLinks -- Click here to rapidly navigate through this document

Exhibit (b)(1)

Execution Copy

August 31, 2009

Dainippon Sumitomo Pharma Co., Ltd.
6-8 Doshomachi 2-chome, Chuo-ku
Osaka, 541-0045
Japan

Attention:
Mr. Masayo Tada
Representative Director, President and Chief Executive Officer

Dear Sir:

        You have advised Sumitomo Mitsui Banking ("SMBC") that you have entered into a merger agreement with Sepracor Inc. (the "Company") pursuant to which you have agreed to acquire (the "Acquisition") all of the issued and outstanding common shares of the Company, and that you require financing to fund the consideration payable in connection with the Acquisition and to pay the fees and expenses related to the financing contemplated by this commitment letter and the Acquisition.

        We are pleased to advise you that SMBC hereby commits to provide you with a committed line of credit up to 250,000,000,000 Japanese yen pursuant to the forms attached hereto as Exhibits A and B. The committed line of credit will be available upon the execution of all agreements in connection with the Acquisition. The funds provided through the committed line of credit shall only be used for the purpose indicated in Exhibit B.

        This commitment letter may be amended, modified or waived only in writing signed by each of the parties hereto. This commitment letter shall expire, unless otherwise agreed by the parties hereto in writing, on June 30, 2010.

        This letter shall be governed by, and construed in accordance with, the law of Japan applicable to agreements made and to be performed entirely in such state. The parties hereto irrevocably consent to the jurisdiction and venue of the federal and/or state courts located within Japan. This letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter.

        Please indicate your acceptance of the terms and conditions contained herein by signing and returning a copy of this commitment letter.

Yours faithfully,
Sumitomo Mitsui Banking Corporation
By:	/s/ ATSUHIKO INOUE Name: Atsuhiko Inoue Title: Director & General Manager Osaka Corporate Banking Department-1

Agreed and Accepted:

Dainippon Sumitomo Pharma Co., Ltd.

By:	/s/ MASAYO TADA
	Name:	Mr. Masayo Tada
	Title:	Representative Director, President and Chief Executive Officer

 Exhibit A

[Exhibit to the Commitment Letter]

Translation for Reference Purposes Only

Exhibit A—Translation

Affix Revenue Stamp Here (200 Yen)	SPECIAL CURRENT ACCOUNT OVERDRAFT AGREEMENT

Date:

Sumitomo Mitsui Banking Corporation

			Registered Settlement Account Seal	[Do not affix if the seal impression affixed to this Agreement is identical to the registered settlement account's seal impression.]

Borrower		[seal]
Address

Name

Joint & Several
Guarantor
Address

		[seal]	Name

Joint & Several
Guarantor
Address

[seal]
Name

The Borrower (hereinafter, the "Borrower"), upon acceptance of the respective provisions of the Bank Transaction Agreement executed with the Sumitomo Mitsui Banking Corporation (hereinafter, "SMBC") and this Special Current Account Overdraft Agreement (hereinafter, "this Agreement"), will engage in a current account overdraft transaction pursuant to the following terms:

Line of Credit	Place a X mark in front of the amount yen

Loan Term	Through (date, month and year)

Base Interest Rate (either or both)		* 1. Short Term Prime Rate	2. Interest Procurable by SMBC in the Short Term Money Market

Interest Rate (Calculated on per diem basis—based on 365-day year)		% per annum (The base interest rate as set forth above may be modified in accordance with Article 1, Paragraph (1).)	The base interest rate is as set forth above, and the interest rate shall be this rate plus a margin decided by and between the Borrower and SMBC through mutual consultation. In addition, in the event the interest application term is divided up during the loan term, the interest rate for the second and subsequent interest application terms shall be as prescribed in Article 1, Paragraph (2) (iv).

	Branch Name	Deposit Category	Account No.

Settlement Account (Account under Borrower's Name)		* 1. Current 2. Ordinary

*
Please circle the corresponding item.

FOR INTERNAL BANK USE ONLY

Branch No.	Name of Servicing Branch

		Verification	Verification	Insertion of Record/Index	Person in Charge	Duplicate Delivery Confirmation	Guarantee Instant Confirmation	Comparison of Guarantor's Seal Impression	Comparison of Borrower's Seal Impression	Comparison of Settlement Account Seal Impression

Loan Account No.

Translation for Reference Purposes Only

AGREEMENT

Article 1    (Overdraft Interest Rate)

(1)
In instances where the base interest rate is the short term prime rate,

(i)
The overdraft interest rate shall be the base interest rate plus a margin decided by and between the Borrower and SMBC through mutual consultation.

(ii)
In the event SMBC changes its short term prime rate after the execution date of this Agreement, the overdraft interest rate shall automatically be increased or lowered at the same margin of change as the short term prime rate.

(iii)
In the event the short term prime rate is suspended by SMBC due to changes in financial conditions or other reasonable grounds, the overdraft interest rate shall be determined by the Borrower and SMBC through mutual consultation.

(iv)
Modified interest rates for existing overdrafts shall apply from the day following the interest payment date first coming due after the short term prime rate modification date.

(v)
Even in the event SMBC, for its own reasons, has modified the interest rate pursuant to item (ii) to coincide with the modification of its short term prime rate, for the time being it may bill interest at the unmodified interest rate, and after the lapse of the term prescribed thereby, SMBC shall be entitled to bill interest at the modified overdraft interest rate. In such instances, the interest margin accompanying the modification of the overdraft interest rate shall be refunded to the Borrower if the overdraft interest rate is lowered, or paid by the Borrower if the overdraft interest rate is increased, by crediting or debiting the denoted settlement account (hereinafter, the "Deposit Account").

(2)
In instances where the base interest rate is the interest rate procurable by SMBC in the short term money market or the like,

(i)
In this Agreement the "interest procurable by SMBC in the short term money market or the like" shall mean the interest SMBC is able to procure for the interest application term in the short term money market, or the like, on the second business day prior to the start date of the interest application term.

(ii)
The overdraft interest rate shall be the base interest rate plus a margin decided by the Borrower and SMBC through mutual consultation.

(iii)
The interest application term shall match the overdraft term, and shall be limited to the term SMBC is able to quote the base interest rate; provided, however, that limited to those instances where consented to by SMBC, the Borrower shall be entitled to divide up and establish interest application terms within the overdraft term.

(iv)
In the event the interest application terms are divided up during the overdraft term, the overdraft interest rates in the second and subsequent interest application terms shall be the base interest rates plus margins determined upon the mutual consultation of the Borrower and SMBC, and these rates shall apply from the days following the last day of the corresponding interest application dates.

(3)
In instances where the Borrower selects the base interest rate with each overdraft, The Borrower, with each overdraft, shall provide SMBC with notice of the selected base interest rate using SMBC's prescribed request form, and Paragraph (1) or Paragraph (2) shall be applied depending on the classification of the selected base interest rate.

Translation for Reference Purposes Only

Article 2    (Use of Funds)

SMBC hereby affirms that overdrafts under this Agreement are limited in use to the use of funds set forth in the request form.

Article 3    (Method of Transaction)

(1)
The transactions under this Agreement shall be limited to current account overdraft transactions through account transfers that utilize SMBC's prescribed requests forms.

(2)
In the event the Borrower submits SMBC's prescribed request form and the request is approved through SMBC's prescribed examination process, the Borrower shall receive the overdraft loan by having the overdraft amount set forth in the request form remitted to the Deposit Account.

Article 4    (Reduction of Line of Credit, Suspension of Further Overdrafts, and Termination)

(1)
In instances corresponding to any one of the following respective events, SMBC, by providing notice to the Borrower, shall at any time be entitled to reduce the denoted line of credit (hereinafter, the "Line of Credit"), or suspend new overdraft transactions pursuant to this Agreement. Upon a reduction of the Line of Credit, even in those instances where the outstanding overdraft balance exceeds the reduced Line of Credit, the Borrower shall provide repayment on the payment date stated in the request form (hereinafter, the "Scheduled Repayment Date"):

(i)
When the Borrower is in breach of the respective provisions of this Agreement;

(ii)
When the security provided to SMBC is damaged, lost, or suffers an objective reduction in value due to grounds not attributable to SMBC;

(iii)
When grounds corresponding any of those under the respective items of Article 5, Paragraph 1 and Paragraph 2 of the Bank Transaction Agreement by and between the Borrower and SMBC have occurred with respect to the Borrower's guarantor;

(iv)
When reasonable grounds for the need to preserve SMBC's claims are likely to arise.

(2)
In instances corresponding to item (i) of the preceding paragraph, SMBC shall be entitled to terminate this Agreement upon providing the Borrower with notice thereof.

Article 5    (Ending and Continuation of Agreement)

(1)
This Agreement shall automatically end upon the occurrence of any one of the following events:

(i)
When the Borrower suffers acceleration under Article 5 of the Bank Transaction Agreement by and between the Borrower and SMBC;

(ii)
When SMBC terminates this Agreement pursuant to Paragraph 2 of the preceding Article;

(iii)
When the denoted loan term (hereinafter, the "Agreement Term") has lapsed; provided, however, that if neither the Borrower nor SMBC notifies the termination of this Agreement in writing by no later than end of the Agreement Term, this Agreement shall continue for a period of one year from the day following the ending of the Agreement Term, and the same shall apply thereinafter.

(2)
Upon the ending of this Agreement, the Borrower shall immediately repay all obligations owed SMBC. The provisions of Article 7 through Article 13 of this Agreement shall remain in effect in the period up until payment is completed.

Translation for Reference Purposes Only

Article 6    (Repayment of Overdraft and Payment of Interest)

(1)
The Borrower shall repay the overdraft amount stated in the request form on the Scheduled Repayment Date in accordance with the method stated in the request form.

(2)
Based on the denoted overdraft interest rate, the Borrower shall pay the interest calculated under the method prescribed by SMBC for the term from the overdraft date or the interest payment date through the Scheduled Repayment Date or following interest payment date.

(3)
In the event a reimbursement of interest occurs with the repayment of the overdraft amount, the reimbursed interest shall be calculated under a method prescribed by SMBC, and remitted to the Deposit Account.

Article 7    (Damages)

The Borrower, in the event it delays performance of the obligations under this Agreement, shall pay delay damages assessed at a rate of 14% per annum on the amount payable. In such instances, calculations shall be made on a per diem basis based on a 365-day year.

Article 8    (Debiting of Payments and Interest Payments from Deposit Account)

(1)
With regard to the overdraft payments and interest payments under Article 6, the Borrower shall not issue a check or submit an ordinary deposit passbook or ordinary deposit withdrawal request form, rather SMBC, regardless of the current account rules or ordinary deposit rules, shall appropriate these funds on the Scheduled Repayment Date or interest payment date by debiting the Deposit Account for an amount equal to the payments and interest payments. In such instances, if the deposit balance is less than the amount of the payment and interest payment, the entire amount shall be deemed as unpaid, and the Borrower shall raise no objections with respect thereto.

(2)
In the event the Borrower is unable to provide payments and interest payments on the Scheduled Repayment Date or interest payment date, but will provide the payment or interest payment at a later date, SMBC shall appropriate these funds by debiting the Deposit Account, in accordance with the preceding paragraph, for an amount equal to the payment, interest payment and the damages prescribed in the preceding Article.

Article 9    (Combined Use of Notes)

In order to secure the payment of the overdraft under this Agreement, when requested by SMBC, the Borrower shall immediately issue and deliver to SMBC a promissory note with the maturity date and other required conditions satisfactory to SMBC. Moreover, this instrument shall thereafter remain in effect up until the repayment deadline.

Article 10    (Notarized Documents)

When requested by SMBC, the Borrower shall engage in the procedures required in order to execute notarized documents consenting to the compulsory execution of the obligations under this Agreement. The expenses required in the preparation thereof shall be born by the Borrower.

Article 11    (Burden of Expenses and Debiting of Deposit Account)

With respect to the payment of the expenses slated to be born by the Borrower in connection with this Agreement, as well as registration expenses, date registration fees, revenue stamps and all other expenses to be born by the Borrower in order to preserve SMBC's obligations, no checks will be issued, and no ordinary deposit passbooks or ordinary deposit withdrawal request forms will be submitted, rather SMBC, regardless of the current account rules or ordinary deposit rules, shall appropriate these expenses by debiting the Deposit Account on a date prescribed by SMBC for an amount equal to the expenses.

Translation for Reference Purposes Only

Article 12    (Transfer of Claims)

(1)
The Borrower hereby consents in advance to SMBC's future transfer of any or all of the claims under this Agreement to another financial institution. Moreover, the Borrower hereby confirms that the respective provisions of the Bank Transaction Agreement by and between the Borrower and SMBC will continue to apply even after the transfer of claims.

(2)
The Borrower hereby agrees that with respect to the claims transferred by SMBC under the preceding paragraph, during the term SMBC is appointed by the transferee, SMBC shall conduct the debt management and collection procedures under this Agreement on behalf of the transferee.

Article 13    (Special Agreement Concerning Joint and Several Guarantor)

(1)
The joint and several guarantor shall jointly and severally bear a guarantee obligation with the Borrower concerning all obligations incurred by the Borrower under this Agreement, and with respect to the performance thereof, shall comply with the various provisions of the Bank Transaction Agreement and this Agreement by and between the Borrower and SMBC.

(2)
The joint and several guarantor shall not engage in setting off using the Borrower's deposits or other claims against SMBC.

(3)
The joint and several guarantor shall not assert release from its obligations even in the event SMBC modifies or cancels the security or other guarantees according at its own convenience.

(4)
In the event the joint and several guarantor has performed its guarantee obligation, the rights it acquires from SMBC by subrogation may not be exercised absent the consent of SMBC during the continuation of the transactions between the Borrower and SMBC. When requested by SMBC, the joint and several guarantor shall transfer its rights or ranking to SMBC free of charge.

(5)
In the event the joint and several guarantor has provided other guarantees with respect to transactions by and between the Borrower and SMBC, said guarantees shall not be modified by this Agreement, and in the event a guarantee is provided for another prescribed line of credit, that guaranteed line of credit shall be added to the amount of this guarantee.

(6)
The preceding paragraph shall likewise apply in the event the joint and several guarantor provides future guarantees for other transactions by and between the Borrower and SMBC.

Article 14    (Market Interest Loan Agreement)

In the event the base interest rate is the interest rate procurable by SMBC in the short term money market or the like, in addition to the provisions of this Agreement, the parties shall comply with the respective provisions of the Market Interest Loan Agreement (or Market Interest Linked Loan Agreement) executed separately by and between the Borrower and SMBC.

End

 Exhibit B

[Exhibit to the Commitment Letter]

Translation for Reference Purposes Only

Exhibit B—Translation

SPECIAL CURRENT ACCOUNT OVERDRAFT USE REQUEST FORM
[NOTICE OF INTEREST APPLICATION TERM]

Application Date:

Name:	[Registered Seal]

Upon confirmation of the following provisions, I hereby apply to use the special current account overdraft denoted hereunder. If approved by your bank, please remit the corresponding amount the applicant's settlement account.

Requested Amount	Place a X mark in front of the amount yen

Use of Funds	1. Operating funds 2. Seasonal funds 3. Settlement funds 4. Bonus funds

Desired Remittance Date	(date, month and year)	Scheduled Final Payment Date	(date, month and year)

Payment Details	Payment Cycle	Payment Date	Payment Number	Amount per Payment

From to	Monthly	Month Day	No.	Billion	Million	Thousand	Yen

From to				Billion	Million	Thousand	Yen

From to				Billion	Million	Thousand	Yen

From to				Billion	Million	Thousand	Yen

From to				Billion	Million	Thousand	Yen

Final Payment Date				Billion	Million	Thousand	Yen

Interest Payment Method	1. Lump sum prepayment

2. Payable on the loan date then on the day, every months after (date, month and year)

3. Payable after accrued on (date) then on the day, every months after (date, month and year).

4. Lump sum payment after accrued.

Handling of Bank Holidays	In the event the foregoing payment dates fall on the bank holiday, payment shall be provided on the (preceding / following) business day.

Base Interest Rate	1. Short term prime rate Applicable Interest Rate % per annum

2. The interest SMBC is able to procure for the interest application term in the short term money market, or the like, on the second business day prior to the start date of the interest application term.
3. Other ( )

	Interest Application Term	Instances Where the Loan Term is Divided in Interest Application Terms and the Interest Rate is Revised

	Start Date: (date) (day of week) End Date: (date) (day of week)	1. Automatic revision on the day, every months. 2. Written notice of Interest application term with each revision

1.
Payments shall be provided by automatic withdrawal from the settlement account pursuant to the separately executed Special Current Account Overdraft Agreement (or Specified Current Account Overdraft Agreement or Special Current Account Book Overdraft Agreement).
2.
Regardless of the provisions of the foregoing master agreement, repayment of the overdraft obligation shall be governed by the foregoing payment details hereto.
3.
In the event of partial advanced payment, unless otherwise petitioned, subsequent repayments shall be provided in accordance with the foregoing payment details and the final payment date shall be carried forward.
4.
In instances where the market interest rate applies as the bases rate, applications for the interest application term shall be notified herein.

FOR INTERNAL BANK USE ONLY

Branch No.	Name of Servicing Branch	Scheduled Processing on Final Date	Decision within Line of Credit (Approval/Denial)			Verification	Verification	Person in Charge	Duplicate Delivery Confirmation	Finance Seal Impression Comparison

		1. Automatic Withdrawal	Branch Manager	Manager A Personnel Office	Person in Charge

Loan Account No.	Origination No.	2. Client Confirmation

QuickLinks

  Exhibit (b)(1)
Exhibit A
Exhibit B